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                                                                    EXHIBIT 23.1

              Consent of Ernst & Young LLP, Independent Auditors

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Cell Therapeutics, Inc. for the registration for resale of 5.75% Convertible Subordinated Notes and the registration of 4,411,770 shares of its common stock and to the incorporation by reference therein of our report dated March 19, 2001, with respect to the consolidated financial statements and schedule of Cell Therapeutics, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                    /s/ ERNST & YOUNG LLP

Seattle, Washington
August 15, 2001